Exhibit 99.1

FOR IMMEDIATE RELEASE
May 30, 2017

Grote Molen, Inc., d/b/a BlackRidge Technology, a Leader in Cyber Defense, Holds First Annual Shareholder Meeting
New Directors Robert Zahm, Thomas Bruderman, and J. Allen Kosowsky elected to the Board of Directors to   bring additional technology and financial experience.
Reno, NV – May 30, 2017 – Grote Molen, Inc. (OTCQB: GROT), d/b/a BlackRidge Technology, a leader in cyber defense, is pleased to announce the reelection of Robert Graham, John Hayes and Robert Lentz to the Board of Directors and the election of new board members J. Allen Kosowsky, Thomas Bruderman and Robert Zahm.  At the annual meeting, the shareholders also approved all proposals before them including the company's official name change from Grote Molen, Inc., to BlackRidge Technology International, Inc., and appointed Pritchett, Siler & Hardy, PC, as the company's independent registered public accounting firm.
The new board members are Robert (Bob) Zahm of Whiz Bang Consulting; Thomas (Tom) Bruderman, founder and managing partner at MAG Ventures and VP Theta Management; and accounting expert J. Allen Kosowsky, CPA, PC.
"We're excited for Bob, Tom, and Allen to join us in charting BlackRidge's future," said Robert (Bob) Graham, CEO of BlackRidge. "With the investment and financial insight of Tom and Allen as well as Bob's track record as a technology innovator, we are well positioned to expand our cyber security virtual and software products into commercial, military, and government sales channels and leverage existing marketing activities."
Bob Zahm, of Rye, N.Y., is co-inventor of three software-related U.S. patents and has expertise with large-scale system architecture, high-performance computing, capital markets trading and clearing systems, and technology organization optimization.
That experience, Graham said, gives Zahm unique insight into BlackRidge's new approach to cyber defense, which can stop cyber-attacks and protect against insider threats at the earliest possible time, on the first packet before network sessions are established. The technology provides the equivalent of secure caller ID for the network, allowing only identified and authorized users or devices access to enterprise and cloud systems.
Zahm worked for 23 years as a management and technology consultant with Accenture before launching his independent Whiz Bang Consulting business in 2010. Zahm holds a B.S. in computer engineering from the University of Michigan, a M.S. in computer science from Lehigh University, and an M.B.A. in accounting from the University of Pittsburgh.
Tom Bruderman brings with him more than 25 years of experience in finance and asset management, most recently at the alternative asset strategies he helped to found: VP Theta Management is a public equity hedge fund, while MAG Ventures is an early- to mid-stage venture fund. Previously at Fidelity Investments, Bruderman served as Senior Equity Trader and was responsible for trading, personnel management, and investment research and analysis. He also worked as Managing Director of Equity Securities at Merit Capital, a Connecticut-based boutique Investment Bank. Bruderman serves on the boards of Powercast, Champion Technology Company, Flyp, and Battlefin; is board adviser to Acacia Research Corporation and PNA Innovations; and holds a B.S. in finance from Providence College.
Allen Kosowsky, of Shelton, Conn., has worked as COO / CFO for two mid-cap companies and served on five boards of directors. He is a forensic accountant and a SOX-qualified audit chair, as well as an independent financial expert for SEC and NYSE purposes. Among Kosowsky's many certifications and accreditations, he is a CPA and Certified Valuation Analyst, is certified in Financial Forensics (AICPA), and is a Certified Fraud Examiner, Accredited Business Valuator (AICPA), Personal Financial Specialist (AICPA), Tax Specialist, and Arbitrator with The American Arbitration Association. Kosowsky received his bachelor of science degree from American International College in Springfield, Mass., and is a Wharton Fellow.
"BlackRidge Technology offers the senior executive and board of directors a robust and cost-effective cyber defense solution that reduces the overall business risk from cyber and insider threats," said Kosowsky who will serve as the lead independent director.
"BlackRidge gives a corporation a way to set access policies to assure that their enterprise and cloud systems are accessed and used only by authorized personnel, to meet compliance requirements while also stopping intrusions and providing analytics to CIOs on unauthorized access," Kosowsky said. "I am pleased to join the board of directors of BlackRidge as the Lead Independent Director and Audit Committee chair to provide my extensive accounting, financial, and risk management expertise."
For more information about BlackRidge and its new approach to cyber defense, visit www.blackridge.us.
About BlackRidge Technology
BlackRidge Technology provides a next generation cyber defense solution that stops cyber-attacks and blocks unauthenticated access. Our patented First Packet Authentication™ technology was developed for the military to cloak and protect servers and segment networks. BlackRidge Transport Access Control authenticates user and device identity and enforces security policy on the first packet of network sessions. This new level of real-time protection blocks or redirects unidentified and unauthorized traffic to stop attacks and unauthorized access, isolates systems and segments networks, and provides identity attribution. BlackRidge was founded in 2010 to commercialize its military-grade and patented network security technology. For more information, visit www.blackridge.us.
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